EXHIBIT 21.01

LIST OF SUBSIDIARIES OF SOURCE GOLD CORP.

1. IRC Exploration, Ltd.

 Jurisdiction of Formation:

Alberta, Canada

2. Northern Bonanza Inc.

Jurisdiction of Formation:

Ontario, Canada

3. Source Bonanza LLC.

Jurisdiction of Formation:

Nevada, USA

4. Vulture Gold LLC.

Jurisdiction of Formation:

Nevada, USA